EXHIBIT 99.1

Atreca Enters into Licensing Agreement with Bill & Melinda Gates Medical Research Institute to Develop a Monoclonal Antibody for the Prevention of Malaria

SAN CARLOS, Calif., Oct. 21, 2021 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced that it has entered into a licensing agreement with the Bill & Melinda Gates Medical Research Institute (the “Institute” or “Gates MRI”) to develop MAM01/ATRC-501, a novel monoclonal antibody entering preclinical development, for the prevention of malaria. Under the agreement, Gates MRI will lead the development of MAM01/ATRC-501 and receive commercial rights in GAVI-eligible countries located in malaria-endemic regions of the world, to advance its charitable purposes. Atreca will retain commercial rights in the U.S., Europe and parts of Asia.

Malaria is a life-threatening, mosquito-borne disease that impacts regions of Central and South America, Africa, South and Southeast Asia, the Caribbean, the Middle East and Oceania with more than 94% of worldwide malaria cases and deaths occurring in the World Health Organization’s (WHO) African Region. Despite multiple public health interventions, there were an estimated 229 million malaria cases and over 400,000 deaths in 2019 according to WHO1. Further reducing the global malaria burden will require the development and implementation of new prevention strategies, including the use of vaccines such as Mosquirix™ and antibody-based prophylaxis currently under development. To that end, a clinical study from the National Institutes of Health (NIH) recently published in the New England Journal of Medicine demonstrated that an antibody administered to healthy human adults can potentially prevent infection2. These data provide first proof of concept that an antibody-based prophylactic may protect humans against malaria infection for a period of time after dosing.

MAM01/ATRC-501 is an engineered version of a human monoclonal antibody generated following vaccination with Mosquirix™ and identified via Atreca’s discovery platform. MAM01/ATRC-501 targets the malaria circumsporozoite protein (CSP) and has been shown to protect animals against malaria infection in multiple in vivo mouse studies.

Gates MRI plans to undertake development efforts for MAM01/ATRC-501 for prevention of malaria in infant and pediatric populations in malaria endemic regions. Potential product development opportunities for Atreca include prevention of malaria for those traveling to regions where malaria may be circulating. Current malaria prophylaxis agents for travelers are small molecule drugs that can be poorly tolerated and require repeat dosing, which may lead to suboptimal compliance.

“Today’s announcement is the result of an extensive collaboration to identify protective antibodies against malaria that we initiated with the Bill & Melinda Gates Foundation in 2013 and which has involved multiple research organizations and academic institutions as collaborators,” said John Orwin, President and CEO of Atreca. “We are excited that the Institute has decided to move forward with the development of MAM01/ATRC-501. While our current drug discovery efforts focus on oncology, malaria prevention remains a major unmet medical need, and we are proud and gratified to be collaborating with the Institute on a potential antibody-based prophylactic.”

“Tackling the public health challenges posed by malaria is a priority for our Institute,” said Emilio Emini Ph.D., CEO of the Bill & Melinda Gates Medical Research Institute. “We are pleased to enter into this agreement for Atreca’s potential antibody prophylactic intervention that could provide prolonged protection against malaria infection.”

References

  https://www.who.int/news-room/fact-sheets/detail/malaria
  Gaudinski et al, 2021 NEJM. https://www.nejm.org/doi/full/10.1056/NEJMoa2034031

About Atreca, Inc.
Atreca is a biopharmaceutical company developing novel antibody-based immunotherapeutics generated by its differentiated discovery platform. Atreca's platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for first-in-class therapeutic candidates, such as our lead product candidate ATRC-101. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients. For more information on Atreca, please visit www.atreca.com.

Atreca Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and typically are identified by use of terms such as “continued,” “anticipate,” “potential,” “expect,” “believe,” “planned,” and similar words, although some forward-looking statements are expressed differently. These statements include those related to our strategy and future plans, including statements regarding the development of MAM01/ATRC-501, including its product development opportunities for prevention of malaria for those traveling to malaria regions, the potential for an antibody-based prophylactic to protect humans against malaria for a period of time after dosing, the potential suboptimal compliance with current malaria prophylaxis, the development of ATRC-101, and our preclinical, clinical and regulatory plans and the timing thereof. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, regulatory submissions, and other matters that are described in our filings with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Contacts

Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251
agray@atreca.com

Media:
Rachel Ford Hutman, 301-801-5540
Rachel@fordhutmanmedia.com

Source: Atreca, Inc.